CODE OF BUSINESS CONDUCT & ETHICS

Statement by Chief Executive Officer – Universal Fog, Inc.

Ethics are vital to Universal Fog and each of its employees. Universal Fog is committed to the highest ethical standards and to conducting its business with the highest level of integrity. Personally, I believe this commitment is at the core of what makes Universal Fog successful. An uncompromising adherence to ethical excellence is integral to creating and sustaining the necessary strong foundation on which Universal Fog’s success is built and on which Universal Fog can grow and prosper. Each Universal Fog employee is responsible for the consequences of his or her actions. We must each be honest and ethical in our personal conduct as well as be a guardian of Universal Fog’s high ethical standards. Leaders in Universal Fog have the extra responsibility of setting an example by their personal performance and an attitude that conveys our ethical values. That example leads us to treat everyone - employees, clients, prospects, suppliers and competitors - with honesty and respect. If you are unsure of the appropriate action, take advantage of our open door, informal environment and raise your concerns with management or, if you are still uncomfortable, follow the processes outlined in this Code of Business Conduct & Ethics.

Tom Bontems

Chairman

Chief Executive Officer

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Universal Fog, Inc. CODE OF BUSINESS CONDUCT & ETHICS

Applicability

This Code of Business Conduct and Ethics applies to, and each reference to Universal Fog or its employees includes all the subsidiaries, operating companies and other businesses wholly or substantially owned or controlled by Universal Fog and all of their employees. The word “employees” and references to you and yours used in this Code includes all employees, officers and, when they are acting on behalf of Universal Fog, directors.

Business Conduct and Ethics

Universal Fog and each of its employees, wherever they may be located, must conduct their affairs with uncompromising honesty and integrity. Business ethics are no different than personal ethics. The same high standard applies to both. As an employee of Universal Fog you are required to adhere to the highest standard regardless of local custom. Employees are expected to be honest and ethical in dealing with each other, with clients, suppliers and all other third parties. Doing the right thing means doing it right every time. Misconduct cannot be excused because it was directed or requested by another. In this regard, you are expected to alert management whenever an illegal, dishonest or unethical act is reasonably suspected. You will never be penalized for reporting your reasonable suspicions. The following statements concern frequently raised business conduct and ethical concerns. A violation of the standards contained in this Code of Business Conduct & Ethics will result in corrective action, including possible dismissal.

Compliance with Laws

General. It is Universal Fog’s policy to comply with all laws, rules and regulations that are applicable to its business, both in the United States and in other countries.

Employment Matters. It is Universal Fog’s policy to comply with applicable employment laws, including those governing working conditions, wages, hours, benefits, and minimum age for employment. While employees and applicants for employment must be qualified and meet the job requirements established by Universal Fog, each person must be accorded equal opportunity to the full extent provided by law and regardless of any attribute that is not job related. Each employee must respect the rights of fellow employees and third parties. Your actions must be free from libel, slander, harassment or any form of unlawful discrimination.

Environmental Matters . It is Universal Fog’s policy to comply with all applicable laws and regulations for the protection of the environment. Each employee must abide by these laws and established environmental policies and procedures.

Fair Competition and Antitrust Laws. Universal Fog must comply with all applicable fair competition and antitrust laws. These laws attempt to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition. If you are uncertain whether a contemplated action raises unfair competition or antitrust issues, the Corporate Office can assist you.

Conflicts of Interest

You must avoid any personal activity, investment or association that could appear to interfere with good judgment concerning Universal Fog’s best interests. You may not exploit your position or relationship with Universal Fog for personal gain. You should avoid even the appearance of such a conflict. For example, there is a likely conflict of interest if you:

•cause Universal Fog to engage in business transactions with relatives or friends;

•use nonpublic Universal Fog, customer or supplier information for personal gain by you, relatives or friends (including securities transactions based on such information);

•have a financial interest in Universal Fog’s suppliers, customers or competitors;

•receive a loan, or guarantee of obligations, from Universal Fog (other than as specifically allowed in the accounting manual) or a third party as a result of your position at Universal Fog;

•compete, or prepare to compete, with Universal Fog while still employed by Universal Fog; or

•perform work (with or without compensation) for a competitor, governmental or regulatory entity, customer or supplier of Universal Fog, or do any work for a third party that may adversely affect your performance or judgment on the job or diminish your ability to devote the necessary time and attention to your duties.

There are other situations in which a conflict of interest may arise. If you have concerns about any situation, follow the steps outlined in the Section on “Reporting Ethical Violations” below.

Business Opportunities

You are responsible for advancing Universal Fog’s business interests where the opportunity to do so arises. In addition to avoiding conflicts of interest, you must not take for yourself or divert to others any business opportunity or idea discovered in the course of employment in which Universal Fog might have an interest.

Gifts, Bribes and Kickbacks

Other than for modest gifts given or received in the normal course of business (including travel or entertainment), which could not be considered as business inducements, neither you nor your relatives may give gifts to, or receive gifts from, Universal Fog’s customers and suppliers. Gifts should not be accepted from a supplier or potential supplier during, or in connection with, contract negotiations. Accepting cash or cash equivalents, including cheques, money orders, vouchers, gift certificates, loans, stock or stock options, is not acceptable in any circumstances. Other gifts may be given or accepted only with prior approval of your senior management. In no event should you put Universal Fog or yourself in a position that would be embarrassing if the gift were made public. Dealing with government employees is often different than dealing with private persons. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. You must be aware of and strictly follow these prohibitions. Any employee who is found guilty of paying or receiving bribes or kickbacks will be immediately terminated and reported, as warranted, to the appropriate authorities. A kickback or bribe includes any item intended to improperly obtain favorable treatment.

International Operations

Universal Fog conducts its affairs consistent with the applicable laws and regulations of the countries where it does business. Business practices, customs and laws differ from country to country. When conflicts arise between Universal Fog’s ethical practices, and the practices, customs and laws of a country, Universal Fog seeks to resolve them consistent with its ethical beliefs. If the conflict cannot be resolved consistent with its ethical beliefs, Universal Fog will not proceed with the proposed action giving rise to the conflict. These ethical standards reflect who we are and are the standards by which we choose to be judged. Universal Fog should when conducting business overseas ensure, in addition to all local laws, that all activities are in accordance with U.S. laws, including the Foreign Corrupt Practices Act (“FCPA”), which applies to business transactions both inside the U.S. and in other countries. FCPA requirements relate to accurate and complete financial books and records, transactions with foreign government officials and prohibitions from directly or indirectly offering to pay, or authorizing payment to, foreign government officials for the purpose of influencing the acts or decisions of foreign officials. Violation of the FCPA can bring severe penalties and it is mandatory that all employees living or working in a non-U.S. country become familiar with the FCPA and its requirements. In addition, Universal Fog fully complies with all applicable U.S. laws governing imports, exports and the conduct of business with non-U.S. entities. These laws contain limitations on the types of products that may be imported into the United States and the manner of importation. They also prohibit exports to, and most other transactions with, certain countries as well as cooperation with or participation in foreign boycotts of countries that are not boycotted by the United States. If you would like detailed guidance on these laws and the countries to which they pertain, the Corporate Attorney can assist you.

Covering Up Mistakes; Falsifying Records

Mistakes should never be covered up, but should be immediately and fully disclosed and corrected. Falsification of any Universal Fog, customer or third party record is prohibited.

Financial Integrity

Investors, creditors and others have legitimate interests in Universal Fog’s financial and accounting information. The integrity of Universal Fog’s financial reporting and accounting records is based on the validity, accuracy and completeness of the basic information supporting the entries to Universal Fog’s books and records. All financial books, records and accounts must accurately reflect transactions and events and conform to generally accepted accounting principles and to Universal Fog’s system of internal controls. It is the responsibility of each employee to uphold these standards. Employees are expected to cooperate fully with Universal Fog’s internal audit function and its external auditors. Information must not be falsified or concealed under any circumstances. An employee whose actions cause false financial reporting will be subject to disciplinary action, including possible termination of employment. Examples of unethical financial or accounting practices include:

•Making false entries that intentionally hide or disguise the true nature of any transaction;

•Improperly accelerating or deferring the recording of expenses or revenues to achieve financial results or goals;

•Maintaining any undisclosed or unrecorded funds or “off the book” assets;

•Establishing or maintaining improper, misleading, incomplete or fraudulent account documentation or financial reporting;

•Making any payment for purposes other than those described in documents supporting the payment; and

•Signing any documents believed to be inaccurate or untruthful.

Protection and Proper Use of Universal Fog Property

Every employee must safeguard Universal Fog property from loss or theft, and may not take such property for personal use. Universal Fog property includes confidential information, software, computers, office equipment, and supplies. You must appropriately secure all Universal Fog property within your control to prevent its unauthorized use. Universal Fog’s email, internet and intranet systems are to be used primarily for Universal Fog business. In no event may the systems be used for sending or receiving discriminatory or harassing messages, chain letters, material which is obscene or in bad taste, for commercial solicitations or in any way that would otherwise violate this Code. Universal Fog and third-party software may not be copied, distributed or disclosed without specific authorization. All third-party software must be properly licensed. The license agreements for such third-party software may place various restrictions on the disclosure, use and copying of software, and such restrictions must be honored.

Confidentiality and Proper Use of Universal Fog, Customer or Supplier Information

You may not use or reveal to others Universal Fog customer or supplier confidential or proprietary information, except as authorized by your senior management or as legally required. This includes business methods, pricing and marketing data, strategy, computer code, screens, forms, experimental research, and information about Universal Fog’s current, former and prospective customers and employees.

Gathering Competitive Information

You may not accept, use or disclose improperly obtained confidential information of our competitors. When obtaining competitive information, you must not violate our competitors’ rights. Particular care must be taken when dealing with competitors’ customers, ex-customers and ex-employees. Never ask for or receive confidential or proprietary competitive information. Never ask a person to violate a non-compete or non-disclosure agreement. If you are uncertain, the Corporate Attorney can assist you.

Record Retention

Universal Fog business records must be maintained for the periods specified in and in accordance with the specific policies of your business units. Records may be destroyed only at the expiration of the pertinent period. In no case may documents involved in a pending or threatened litigation, government inquiry or under subpoena or other information request be discarded or destroyed, regardless of the period specified in the applicable policy. In addition, you may never destroy, alter, or conceal with an improper purpose any record or otherwise impede any official proceedings either personally, in conjunction with, or by attempting to influence, another person.

Sales: Defamation and Misrepresentation

Aggressive selling should not include misstatements, innuendo or rumors about our competition or their products or financial condition. Do not make unsupportable promises concerning Universal Fog’s products.

Fair Dealing

No Universal Fog employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Securities Trading

It is usually illegal to buy or sell securities using material information not available to the public. Persons who give such undisclosed “inside” information to others might be as liable as persons who trade securities while possessing such information. Securities laws may be violated if you, or any relatives or friends, trade in securities of Universal Fog, or any of its customers or suppliers, while possessing “inside” information related to that company. If you are uncertain, the Corporate Attorney can assist you.

Political Contributions

No company funds may be given directly to political candidates. You may, however, engage in political activity with your own resources on your own time.

Workplace Safety

Universal Fog is committed to providing safe and healthy work environments and to being an environmentally responsible corporate citizen. It is our policy to comply with all applicable environmental, safety and health laws and regulations. It is the responsibility of each employee to comply with all company policies concerning violence, harassment and similar matters in the workplace and substance abuse. We are dedicated to designing, constructing, maintaining and operating facilities that protect our people and physical resources. This includes providing and requiring the use of adequate protective equipment and measures and insisting that all work be done safely.

Waivers

There shall be no waiver of this Code for any executive officer or director, except by the Board of Directors or a designated committee. In the event that any such waiver is granted, the waiver will be disclosed promptly to Universal Fog’s stockholders by filing a Form 8-K report or posting on the Universal Fog website.

Reporting Ethical Violations

Your conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow employees. If you have evidence of a material violation of this Code, you must report it. To report questionable accounting or auditing matters, you should use the procedures established by the Audit Committee for the confidential, anonymous submission of concerns by employees. To report any other type of ethics violations or misconduct, you should report it in the first instance to the appropriate level of management at your location. If you are still concerned after speaking to management or feel uncomfortable speaking with them (for whatever reason), you should follow the complaints procedure established and posted by Universal Fog. If this procedure does not function correctly, you should contact the Corporate Attorney or anonymously send a note, with relevant documents to 1808 South 1st Ave., Phoenix, AZ 85003, Attention: Corporate Attorney. If requested, your letters will be dealt with anonymously and confidentially. You have Universal Fog’s commitment that you will be protected from retaliation for reports made in good faith.

Conclusion

In the final analysis, you are the guardian of Universal Fog’s high ethical standards. While there are no universal rules, when in doubt ask yourself:

•Will my actions be ethical in every respect and fully comply with the law and with

Universal Fog policies?

•Will my actions have the appearance of impropriety?

•Will my actions be questioned by my supervisors, fellow employees, customers,

family and the general public?

•Am I trying to fool anyone, including myself, as to the propriety of my actions?

If you are uncomfortable with your answer to any of the above, you should not take the contemplated actions without first discussing them with your local management. If you are still uncomfortable, please follow the steps outlined above in the Section on “Reporting Ethical Violations”. Any employee who ignores or violates this Code of Business Conduct and Ethics, and any manager, who penalizes a subordinate for trying to follow this Code, will be subject to corrective action, which may include immediate dismissal. However, it is not the threat of discipline that should govern your actions. We hope you share our belief that a dedicated commitment to ethical behavior is the right thing to do, is good business, and is the surest way for Universal Fog to remain a highly successful company.

A copy of this Code of Business Conduct and Ethics can be found on Universal Fog’s intranet and website.

Issued May 17, 2005